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                                                                     EXHIBIT 6.2



          LOAN ORIGINATION AGREEMENT WITH SEATTLE FUNDING GROUP, LTD.

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                           LOAN ORIGINATION AGREEMENT
                                    PARTIES



    This Loan Origination Agreement is made this     day of         , 1999
between Seattle Funding Group, Ltd., a Washington corporation ("SFG, Ltd."), whose address is 1239 120th Ave. NE, Suite J, Bellevue, WA 98005 and SFG Mortgage and Investment Co., Inc., a Washington corporation ("SFG Mortgage"), whose mailing address is PO Box 860, Renton, WA 98057 and Capital Management Group, Inc., a Washington corporation ("Management Agent"), whose mailing address is PO Box 860, Renton, WA 98057.



                                    RECITALS



    WHEREAS, SFG makes or otherwise originates loans to third parties, which loans are secured by mortgages or deeds of trust on real property (hereinafter referred to as "Mortgage Loans"); and,



    WHEREAS, SFG Mortgage desires to invest in Mortgage Loans from time to time; and,



    WHEREAS, the Management Agent



    NOW THEREFORE the parties agree as follows:



    1. LOAN ORIGINATION, ACQUISITION AND ASSIGNMENT. SFG will present to the Management Agent on behalf of SFG Mortgage, the opportunity to acquire Mortgage Loans from SFG, which Mortgage Loans SFG has previously made or acquired. The decision to acquire or not to acquire any Mortgage Loan shall be exclusively in the discretion of SFG Mortgage and the Management Agent acting on its behalf. Upon the acquisition of a Mortgage Loan by SFG Mortgage and payment of the purchase price as set forth below, SFG shall assign the Mortgage Loan to SFG Mortgage without recourse to SFG, using the usual and customary documents for the transfer and assignment of promissory notes and real property security interests, all rights and interest is such Mortgage Loan.



    2. LOAN GUIDELINES. The loans, which SFG will present for acquisition by SFG Mortgage, shall generally have the following terms and conditions:



Loan term:     5 to 10 years
Interest
Rate:          11%-12% per annum
               First or junior deed of trust or mortgage on real
Security:      property



    3. TERMS OF ACQUISITION. In the event that SFG Mortgage elects to acquire a Mortgage Loan from SFG, it shall pay to SFG one hundred percent (100%) of the remaining principal balance on the Mortgage Loan in cash and SFG shall assign one hundred percent (100%) of the principal balance and interest payments due under such Mortgage Loan to SFG Mortgage, without discount or premium, and without the retention by SFG of any economic interest in any Mortgage Loan acquired by SFG Mortgage. Provided, that as set forth below, SFG shall have the right to retain any and all loan fees or "points" that the borrower under any Mortgage Loan acquired by SFG Mortgage has paid to SFG.



    4. NON-EXCLUSIVE AGREEMENT. The Mortgage Loan origination services of SFG and the loan acquisition by SFG Mortgage shall be on a non-exclusive basis. SFG Mortgage shall have the right to decline to acquire any Mortgage Loan originated by SFG and offered to it. Further, in addition to acquiring Mortgage Loans under this Agreement, SFG Mortgage shall have to right to acquire Mortgage Loans from any other person at any time. Nothing herein shall be construed to mean that SFG Mortgage is under any obligation to acquire Mortgage Loans originated by SFG.



    5. RETENTION OF LOAN FEES. As compensation for its services in originating any Mortgage Loan acquired by SFG Mortgage under this Agreement, SFG shall have the right to retain any loan origination fees or points, appraisal fees, processing fees and any other fees or expenses paid by the borrower in connection with the origination, processing and making of a Mortgage Loan. SFG will not retain or otherwise holdback any economic interest, including servicing fees, in the principal or interest payments due from the borrower under any Mortgage Loan acquired by SFG Mortgage.

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    6.  TERM AND TERMINATION.  This Agreement shall on the date hereof and,
(unless sooner terminated as permitted below, shall remain in effect for one (1) year from the date of this Agreement, and may thereafter be extended on an annual basis by the mutual agreement of the parties. At the conclusion of the initial one (1) year term this Agreement may be terminated by either party upon delivery of sixty (60) days written notice to the non-terminating party.



    7. ASSIGNMENT. None of the parties may assign its obligations hereunder without the prior written consent of all other parties. Subject to this restriction on assignment, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.



    8. INDEMNIFICATION AND DEFENSE. SFG agrees to indemnify, hold harmless, and furnish legal defense to SFG Mortgage with respect to any and all claims, liability, costs, and expenses relating to the negligence or misconduct of SFG and/or its agents in connection with the origination or acquisition of any Mortgage Loan acquired by SFG Mortgage. In the event of any breach of this Agreement by any party, the non-breaching parties shall be entitled to recover all damages incurred as a result of such breach, together with their costs incurred including attorney fees and costs of litigation.



    9. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington.



    10. AMENDMENTS. This Agreement may only be amended by written agreement executed by and between the parties hereto.



    11. VALIDITY; SEVERABILITY. In the event that any provision of this Agreement shall be held unlawful or otherwise invalid, such provision shall not affect in any respect whatsoever the validity of the remainder of the Agreement.



AGREED AND ACCEPTED this     day of         , 1999.
SFG MORTGAGE AND INVESTMENT COMPANY, INC.



By:


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Its:


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CAPITAL MANAGEMENT GROUP, INC.



By:


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Its:


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SFG DATA SERVICES, INC.



By:


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Its:


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